Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com

AutoNation Announces Restructuring and Cost Savings Plan

•	Corporate and Regional restructuring and savings plan expected to reduce costs by approximately $50 million annually

•	Regional structure consolidated from three regions to two regions

•	James "Jim" Bender named Executive Vice President of Sales
FORT LAUDERDALE, Fla., (January 7, 2019) - AutoNation, Inc. (NYSE: AN), America's largest automotive retailer, today announced its planned actions in a restructuring and cost savings plan to improve efficiency and profitability that further positions the Company for long-term success. The restructuring enhances the Company's flexibility to continue investing in its brand extension strategy and digital capabilities.
"We believe automotive retail will be challenging in 2019 and improving our performance, creating synergies across our network, and restructuring our corporate and regional teams are pivotal components of AutoNation's cost savings plan, as we create a more agile, streamlined, and efficient core business that is well-positioned for long-term success. These actions will better position us for a changing market," said Mike Jackson, AutoNation Chairman, Chief Executive Officer and President.
The Company's plan to reduce costs by approximately $50 million includes a reorganization and realignment of its operating structure. A key driver is the consolidating of its regional structure from three regions to two regions.  In conjunction with this reorganization, James "Jim" Bender, AutoNation Eastern Region President, has been named Executive Vice President of Sales, effective today, January 7, 2019.
Mr. Bender has served in leadership positions within AutoNation for over 20 years. Most recently, he oversaw the Company's largest region with nearly 100 stores, 125 franchises, and approximately $8 billion in revenue in 2017. During his tenure as the Eastern Region President, Mr. Bender implemented several key initiatives that improved the overall performance of the locations under his leadership.
"Jim is an exceptional and respected leader, with tremendous success. He will lead all aspects of the variable sales operations," commented Mike Jackson.
As part of the corporate restructuring, several executive leadership positions were realigned. The Company announced that Executive Vice President and Chief Operating Officer, Lance Iserman, and Executive Vice President and Chief Technology Officer, Tom Conophy, will be leaving the Company, effective January 7, 2019. Executive Vice President, Franchise Network, Merger & Acquisitions, and Corporate Real Estate, Donna Parlapiano, elected to retire from the Company on January 3, 2019. "We want to thank Lance, Tom, and Donna for their years of service and contributions to the Company. Realigning, combining, and reducing positions improves efficiencies, speeds up decision making, and reinforces our commitment to providing a peerless customer experience," said Mike Jackson.
Executive Vice President and Chief Human Resource Officer, Dennis Berger will be leaving the Company on January 31, 2019, after assisting with this major restructuring. Mike Jackson commented, "We would like to thank Dennis for the skill, leadership, and passion he brought to the Company."
About AutoNation, Inc.
AutoNation, America's largest automotive retailer, is transforming the automotive industry through its bold leadership, innovation, and comprehensive brand extensions. As of December 31, 2018, AutoNation owned and operated over 325 locations from coast to coast. AutoNation has sold 12 million vehicles, the first automotive retailer to reach this milestone.

AutoNation's success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Through its DRV PNK initiative, AutoNation is committed to drive out cancer, create awareness and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.
Please visit investors.autonation.com, www.autonation.com, www.autonationdrive.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Words such as "anticipates," "expects," "intends," "goals," "plans," "believes," "continues," "may," "will," "could," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements regarding our strategic initiatives, partnerships, or investments, including our brand extension strategies, and expectations for restructuring and cost savings plan, future results and the future performance of our franchises (including with respect to sales of used vehicles and parts and accessories) and the automotive retail industry, as well as other statements that describe our objectives, goals, or plans are forward-looking statements. Our forward-looking statements reflect our current expectations concerning future results and events, and they involve known and unknown risks, uncertainties and other factors that are difficult to predict and may cause our actual results, performance or achievements to be materially different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: economic conditions, including changes in interest rates, fuel prices, and tariffs; new and used vehicle margins; the success and financial viability and the incentive and marketing programs of vehicle manufacturers and distributors with which we hold franchises; our ability to successfully implement, and customer adoption of, our brand extension strategies; our ability to identify, acquire, and build out suitable locations in a timely manner; our ability to maintain and enhance our retail brands and reputation and to attract consumers to our own digital channels; our ability to integrate successfully acquired and awarded franchises and to attain planned sales volumes within our expected time frames; restrictions imposed by vehicle manufacturers and our ability to obtain manufacturer approval for acquisitions; natural disasters and other adverse weather events; the resolution of legal and administrative proceedings; regulatory factors affecting our business, including fuel economy requirements; the announcement of safety recalls; factors affecting our goodwill and other intangible asset impairment testing; and other factors described in our news releases and filings made under the securities laws, including, among others, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Forward-looking statements contained in this news release speak only as of the date of this news release, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.